N E W S   R E L E A S E

For immediate release:

August 6, 2001	Contact:	Kathy Hult, 763-509-7444

WATERS INSTRUMENTS ACQUIRES NORTH CENTRAL PLASTICS

             Minneapolis, Minn. - Waters Instruments, Inc. (NASDAQ:WTRS) today announced that it has closed on its purchase of all outstanding shares of North Central Plastics, Incorporated.  The agreement to purchase the shares of the closely held electric fencing products manufacturer based in Ellendale, Minn., was signed previously on July 9, 2001.  North Central Plastics will operate as a wholly owned subsidiary of Waters Instruments, Inc.

             North Central Plastics, established in 1952, manufactures electric fencing products in a 60,000 square foot state-of-the-art facility in Ellendale, Minn., with subsidiaries in Fall River, Mass., and Ontario, Canada.  Under the brand name Red Snap’r, products include insulators, fence controllers, high tensile fencing, polywire and polytape and accessories.  Its products are widely distributed in the USA, Canada, Mexico, Central and South America, Europe and New Zealand.  North Central Plastic’s Web site is located at www.redsnapr.com.

             Waters’ Zareba Systems division is a manufacturer of its industry’s widest power range of electric fence controllers used for containment or control of livestock, equine, pet, lawn and garden, exotics and predators.  Zareba’s Web site is located at www.zarebasystems.com.

             Waters Instruments, Inc., a Minnesota corporation since 1960, is a customer-focused, market-driven provider of value-added technology solutions.  Waters designs, manufactures and markets electric fence systems, medical products and local area network connectivity products under the divisions of Zareba Systems, Waters Medical Systems and Waters Network Systems.  The company’s corporate headquarters is located in Minneapolis with its manufacturing facilities located in Rochester, Minnesota.  The corporate web site is located at http://www.wtrs.com.

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